                                                                  EXHIBIT (c)(3)
                                                                  EXECUTION COPY

                        FIRST AMENDMENT TO AGREEMENT AND
                   PLAN OF MERGER BETWEEN GREEN I ACQUISITION
                         CORP. AND THE GNI GROUP, INC.



                 First Amendment, dated as of June 17, 1998, to the Agreement and Plan of Merger, dated as of February 12, 1998 (the "Merger Agreement") between Green I Acquisition Corp., a Delaware corporation ("Purchaser") and The GNI Group, Inc., a Delaware corporation (the "Company").


                 WHEREAS, the parties hereto desire to amend the Merger Agreement on the terms set forth below (capitalized terms not otherwise defined in this Agreement are used as defined in the Merger Agreement).

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I
                                   AMENDMENTS

                 Section 1.01. Amendments. The Merger Agreement is hereby amended as set forth in this Section 1.01. References to Sections in this Agreement refer to Sections in the Merger Agreement unless otherwise indicated.

                 (a) Section 1.07(a) is hereby amended in its entirety and restated as follows:

                          "(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.07(b), any Shares to be converted and exchanged for shares of Class A Common Stock of the Surviving Corporation pursuant to
                          Section 1.07(c), and any Dissenting Shares as defined in Section 1.09) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $7.00 (the "Per Share Amount") in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 1.10, of the certificate that formerly evidenced such Share;"

                 (b) Section 1.07(c) is hereby amended in its entirety and restated as follows:

                          "(c) Certain of the Shares held by and registered in the names of certain members of management and the Board (the "Rollover Shareholders"), pursuant to the terms of the voting agreement among the Rollover Shareholders, certain members of management, and Purchaser, substantially as set forth in Exhibit C-2 attached hereto (the "Management Voting Agreement"), shall not be cancelled as provided above, but each such Share shall be converted and exchanged for one share of Class A Common Stock of the Surviving Corporation."

                 (c)      Section 1.10(d) is hereby deleted.

                 (d) Section 4.10 is hereby amended in its entirety and restated as follows:

                          "SECTION 4.10.  [Reserved]"

                 (e) Sections 5.01 and 6.01 are hereby amended to delete any and all references to "Mirror Preferred Stock".

                 (f) Section 5.01(c)(xi) is hereby amended and restated as follows:

                          "(xi)  [Reserved]"

                 (g) Exhibit A is amended and restated in its entirety as set forth in Exhibit A to this Agreement.


                                   ARTICLE II
                               GENERAL PROVISIONS

                 SECTION 2.01. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made which would require further approval of the stockholders of the Company under applicable law without such further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION 2.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                 SECTION 2.03. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate or affiliates of Purchaser provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
                 SECTION 2.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                 SECTION 2.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court. THE COMPANY AND PURCHASER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE COMPANY OR PURCHASER.

                 SECTION 2.06. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 2.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

                 IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    GREEN I ACQUISITION CORP.



                                       By /s/ Joseph Silvestri
                                          -------------------------------------
                                          Name: Joseph Silvestri
                                          Title:



                                    The GNI Group, Inc.



                                        By /s/ Carl V Rush, Jr.
                                          -------------------------------------
                                          Name: Carl V Rush, Jr.
                                          Title: President and Chief Executive
                                                 Officer


           [SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]

                                                                       EXHIBIT A



                          CERTIFICATE OF INCORPORATION
                                       OF
                              THE GNI GROUP, INC.

                 The GNI Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify that:

                 FIRST: The name of the corporation is The GNI Group, Inc. (the "Corporation").

                 SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                 THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL")

                 FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is ________ shares, consisting of (1) __________ shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"); (2) _________ shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"; the Class A Common and the Class B Common hereinafter being referred to collectively as the "Common Stock") and
(3) __________ shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

                                     PART I
                                  DEFINITIONS

         (1) The following terms shall have the following meanings in this Certificate of Incorporation (such definitions to be equally applicable to both singular and plural forms of the terms defined):

                 "Affiliate" means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

                 "Board of Directors" means the board of directors of the Corporation.

                 "Business Day" means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for business.

                 "Effective Time" means the date upon which the certificate of merger regarding the merger of Green I Acquisition Corp. with and into the Corporation is filed with the Secretary of State of the State of Delaware.

                 "Person" or "person" means an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

                 "Qualifying Offering" means the consummation by the Company, after the Effective Time, of an underwritten primary or secondary public offering of Common Stock pursuant to an effective registration statement under the Securities Act, covering the distribution of the Common Stock (i) which (taken together with all similar previous public offerings subsequent to the Effective Time) raises at least $25,000,000 of aggregate net proceeds to the Company (after underwriters' fees, commissions and discounts and offering expenses).

                 "Sale of the Company" means the sale of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to a Person or Persons pursuant to which such Person or Persons (together with its Affiliates) acquires (i) securities representing at least a majority of the voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company's assets on a consolidated basis.

                 "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

                 "Stockholders Agreement" means the Stockholders Agreement dated as of the Effective Time by and among the Company and its stockholders as in effect on the Effective Time.

                 "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                 "399 Stockholders" has the meaning provided in the Stockholders Agreement.

         (2) The following terms, when used in this Certificate of Incorporation, shall have the meanings provided for such terms in the Sections set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

                                                       Section (Part)
                 Term                                  of Article FOURTH
                 ----                                  -----------------
                 Class A Common                        preamble
                 Class B Common                        preamble
                 Common Stock                          preamble
                 Date of Issuance                      1(b) (Part III)
                 Dividend Payment Date                 3(b) (Part III)
                 Dividend Period                       3(b) (Part III)
                 Dividend Rate                         3(b) (Part III)
                 Junior A Stock                        3(e) (Part III)
                 Preferred Liquidation Value           3(d) (ii) (Part III)
                 Preferred Stock                       preamble
                 Redemption Date                       4(a) (iii) (Part III)
                 Redemption Event                      4(a) (i) (Part III)
                 Redemption Price                      4(a) (iii) (Part III)
                 Series A Preferred                    1(a) (Part III)
                 Special Redemption                    4(d) (Part III)
                 Stated Value                          1(b) (Part III)

                                    PART II
                                  COMMON STOCK

         The powers and rights of the shares of each class of Common Stock, and the qualifications, limitations or restrictions thereof, are set forth in this
Part II.

         (1)     Voting Rights.

                 (a) General. Except as expressly provided herein or as required by applicable law, on all matters to be voted on by the Corporation's stockholders, (i) each holder of record of shares of Class A Common will be entitled to one vote per share so held, and (i) each holder of record of shares of Class B Common will be entitled to no voting rights.

                 (b)      Cumulative Voting in Election of Directors.   In any
election of Directors of the Corporation, there shall be cumulative voting for election of Directors so that any holder of shares of the Company entitled to vote generally in the election of Directors may cumulate the voting power represented by his shares and give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which such shares are otherwise entitled, or distribute such votes on the same principle among as many candidates for election as such holder of shares determines.

                 (c) Removal Without Cause. For so long as the stockholders of the Corporation are entitled to cumulative voting, if at any time less than the entire Board of Directors is to be removed, no Director may be removed from office without cause if the votes cast against his removal would be sufficient to elect him as a Director if then cumulatively voted at an election of the entire Board of Directors.

                 (d) Amendment, Repeal or Alteration. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 95% of the combined voting power of the then outstanding shares of the Common Stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with this Section (1) of this Part II.

         (2) Dividends. When and as dividends are declared or paid on shares of Common Stock, whether in cash, property or securities, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder, provided that (a) if dividends are declared in shares of Common Stock, such dividends will be declared and paid at the same rate per share on each class of Common Stock, and, unless the Corporation obtains the prior affirmative vote or written consent of at least 95% of the issued and outstanding shares of each class of Common Stock, such dividends shall be payable in shares of each specific class of Common Stock to the holders of that particular class of Common Stock; provided, further, that any dividend or distribution payable to one class of Common Stock entitles the other class of Common Stock to the same form and distribution amount (except as provided for in (b) below) on the same date, and (b) if the dividends consist of other voting securities of the Corporation, the Corporation will make available to each holder of Class B Common, at such holder's request, dividends consisting of non-voting securities of the Corporation, which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the shares of Class B Common are convertible into the shares of Class A Common.

         (3) Stock Splits; Combinations. If the Corporation, in any manner, subdivides or combines (by stock split, stock dividend or otherwise) the issued and the outstanding shares of any class of Common Stock, the issued and outstanding shares of the other class of Common Stock will be proportionately subdivided or combined , unless the Corporation obtains the prior affirmative vote or consent of the holders of all of the issued and outstanding shares of the Class A Common and the Class B Common voting together as a single class.

         (4)     Liquidation.

                 (a) Ratable Participation. The holders of the Common Stock will be entitled to share ratably, on the basis of the number of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding-up of the Corporation.

                 (b) Mergers, etc. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

         (5)     Conversion.

                 (a) Optional Conversion of Class A Common. Each share of Class A Common is convertible into one share of Class B Common at the option of the holder.

                 (b) Optional Conversion of Class B Common. Each share of Class B Common is convertible into one share of Class A Common at the option of the holder.

                 (c)      Conversion Procedure.

                          (i)        Each conversion of shares of one class of
Common Stock into shares of another class of Common Stock will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with written notice by the holder of such shares stating that the holder desires to convert the shares, or a stated number of the shares, of a class of Common Stock represented by such certificate or certificates into such other class of Common Stock.

                          (ii)       Each conversion of shares of one class of
Common Stock into shares of another class of Common Stock will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered and such notice was received. At such time the rights of the holder of the converted Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of such other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

                          (iii)      Following each surrender of certificates
and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (A) the certificate or certificates for the class of Common Stock issuable upon such conversion and
(B) a certificate representing any Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                          (iv)       The issuance of certificates for a class
of Common Stock upon conversion of any class of Common Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of such other class of Common Stock.

                          (v)        The Corporation will at all times reserve
and keep available out of its authorized but unissued shares of Class A Common and Class B Common the number of such shares sufficient for issuance upon conversion of any Class A Common and Class B Common hereunder.

                          (vi)       The Corporation will not close its books
against the transfer of any class of Common Stock in any manner which would interfere with the timely conversion of any class of Common Stock.

         (6) Mergers, etc. In connection with any merger, consolidation or recapitalization in which holders of Class A Common generally receive, or are given the opportunity to receive, consideration for their shares, then, in all such circumstances, unless otherwise approved by the holders of a majority of shares of Class B Common voting as a separate class, all holders of Class B Common shall be given the opportunity to receive the same form and amount of consideration per share.

                                    PART III
                                PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers (including voting powers), designations, preferences and relative, participating, optional, and other special rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law.

         (1)     Designation.

                 (a) Series A Preferred. A series of Preferred Stock is hereby created with the designations, powers, preferences and rights set forth herein. The Corporation is authorized to issue a class of Preferred Stock designated as Series A Preferred Stock consisting of _______ shares (the "Series A Preferred").

                 (b) Stated Value; Date of Issuance. Each share of Series A Preferred shall have a stated value of $100 (the "Stated Value"). No shares of Series A Preferred will be issued except as part of the original issuance thereof. The date on which the Corporation initially issues any share of Preferred Stock will be deemed its "Date of Issuance" regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

                 (c) Ranking. For so long as any shares of Series A Preferred are issued and outstanding, the Corporation will not, without the consent of the holders of a majority of the Series A Preferred, issue any series of Preferred Stock which will be senior or pari passu with respect to payment of dividends, other distributions, preference on redemption or liquidation rights or otherwise; provided, however, that holders of more than a majority of the shares of Series A Preferred may consent to the issuance of Preferred Stock ranking senior or pari passu to the Series A Preferred.

         (2)     Voting.

                 (a) No Voting Rights Generally. Except as otherwise provided specifically herein or required by law, none of the shares of Series A Preferred shall have any voting rights.

                 (b) Consent Requirements. For so long as shares of Series A Preferred are issued and outstanding, the affirmative vote or consent of the holders of more than a majority of all of the shares of Series A Preferred at the time issued and outstanding, voting as a separate class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the

Corporation, whether such actions are effected directly or through a merger or another transaction (provided, that, no such affirmative vote or consent shall be required in connection with a merger or other transaction which would result in a Sale of the Company, so long as prior to or simultaneously with completion of that transaction, the Series A Preferred will be redeemed in full):

                          (i)        the amendment of the Certificate of
Incorporation or By-laws of the Corporation, or the alteration or change of the powers, rights, privileges or preferences of the Series A Preferred, if such amendment, alteration or change would adversely affect any of the powers, rights, privileges or preferences of the holders of the Series A Preferred;

                          (ii)       the authorization of (or issuance of any
shares of) any class of Preferred Stock which ranks senior to or pari passu with the Series A Preferred with respect to dividends or upon liquidation, dissolution or winding-up of the Corporation;

                          (iii)      the increase of the number of shares of
Series A Preferred authorized for issuance; or

                          (iv)       the issuance after the Effective Time of
any shares of Series A Preferred (excluding the issuance of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) thereof or upon replacement of lost, stolen, damaged or mutilated share certificates), except for issuances of shares of Series A Preferred which have been redeemed or otherwise acquired pursuant to the Stockholders Agreement to officers, directors or employees of the Company or any of its subsidiaries.

         (3)     Dividends; Cash and Stock Dividends.

                 (a) Payment. Dividends will be payable on each share of Series A Preferred, in cash, as provided herein, as and if declared by the Board of Directors, to the extent funds are legally available therefor.

                 (b)      Rates; Dates Payable.   Dividends on shares of Series
A Preferred will be payable in cash at a rate per annum equal to 12% of the Preferred Liquidation Value thereof (the "Dividend Rate"). Such dividends shall be payable semi-annually on _______________ and _______________ of each year, commencing on _______________ (each such date hereinafter referred to as a "Dividend Payment Date" and each such dividend period hereinafter referred to as a "Dividend Period") (or, if such date is not a Business Day, then on the next succeeding Business Day), to the holders of record as they appear on the register of the Corporation for the shares of such Series A Preferred.

                 (c) Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of the dividends payable pursuant to Section 3(b), which record date shall not be more than 60 days prior to the Dividend Payment Date.

                 (d)      Accrual.

                          (i)        Dividends on the shares of Series A
Preferred shall accrue cumulatively on a daily basis and shall accrue from the Date of Issuance to and including the date on which the redemption of such share of Series A Preferred shall have been effected or on which full payment with respect to such share shall have been made pursuant to any liquidation, dissolution or winding-up of the Corporation, whether or not such dividends have been declared and whether or not there shall be (at the time such dividends became or become payable or any other time) profits, surpluses or other funds of the Corporation legally available for the payment of dividends.

                          (ii)       To the extent not paid on any Dividend
Payment Date, all dividends which have accrued on any share of Series A Preferred then outstanding during the period from and including the preceding Dividend Payment Date (or from and including the Date of Issuance in the case of the initial Dividend Payment Date) to (but excluding) such Dividend Payment Date shall be added on such Dividend Payment Date to the Preferred Liquidation Value of such share of Series A Preferred (so that, without limitation, dividends shall thereafter accrue in respect of the amount of such accrued but unpaid dividends) and shall remain a part thereof until (but only until) such dividends are paid. The "Preferred Liquidation Value" of any share of Series A Preferred as of a particular date shall be equal to the sum of $100 plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) on such share of Series A Preferred added to the Preferred Liquidation Value of such share of Series A Preferred on any Dividend Payment Date pursuant to this Section 3(d) and not thereafter paid.

                 (e)      Priority.   For so long as any shares of Series A
Preferred shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to the Common Stock, or any other class or series of stock of the Corporation ranking junior to the Series A Preferred (together with the Common Stock, a "Junior A Stock") as to dividends or distributions of assets upon liquidation, dissolution or winding up, and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation of shares of Common Stock or any other Junior A Stock shall be made on any date unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series A Preferred shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in shares of Common Stock or any other Junior A Stock, (ii) the acquisition of any shares of any Common Stock or any other Junior A Stock upon conversion or exchange thereof into or for any shares of any other class of Common Stock or other Junior A Stock or (iii) the acquisition of any shares of Common Stock pursuant to the Stockholders' Agreement.

        (4)      Redemption.

                 (a)      Redemption by the Corporation.  (i)       To the
extent funds are legally available therefor, on the earlier of (x) March 1, 2010, or if such date is not a Business Day then on the next Business Day, and
(y) the date on which a Sale of the Company or a Qualifying Offering occurs, the Corporation shall redeem at the Redemption Price therefor all issued and outstanding shares of Series A Preferred (the events described in any of the above clauses (x) or (y) are each referred to herein as a "Redemption Event").

                          (ii)       To the extent funds are legally available
therefor, on any Business Day prior to a Redemption Event, the Corporation, at its option, may redeem at the Redemption Price therefor all or any portion of the shares of Series A Preferred then issued and outstanding.

                          (iii)      The date on which shares of Series A
Preferred are required to be redeemed pursuant to this Section 4 is referred to herein as the "Redemption Date." If, on the Redemption Date, there shall be insufficient funds of the Corporation legally available for the complete redemption of the Series A Preferred, such amount of the funds as is legally available shall be used for the redemption obligation as described in Section 4(d) of this Part III. If the Corporation shall fail to discharge its obligation to redeem shares of the Series A Preferred upon the occurrence of a Redemption Event, such obligation shall be discharged as soon as the Corporation is permitted by law to discharge such obligations. Such redemption obligation shall be cumulative so that if such obligation shall not be fully discharged for any reason, all funds legally available therefor shall immediately be applied thereto upon receipt by the Corporation until such obligation is discharged.

The redemption price (the "Redemption Price") for each outstanding share of Series A Preferred to be redeemed pursuant to this Section 4(a) shall be the Preferred Liquidation Value thereof as of the Redemption Date.

                 (b) Payment of Redemption Price. Each payment of the Redemption Price in accordance with Section 4(a)(iii) of this Part III shall be made to the holder of each share of Series A Preferred being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share of Series A Preferred, duly endorsed in blank or accompanied by an appropriate form of assignment.

                 (c) Redeemed Shares not to be Reissued. All shares of Series A Preferred redeemed pursuant to Section 4(a) of this Part III shall be retired and canceled and shall not thereafter be reissued. This Section shall not apply to any shares of Series A Preferred which are otherwise redeemed, purchased or acquired by the Corporation.

                 (d) Amount of Shares Redeemed. The Corporation may acquire shares of the Series A Preferred from time to time as provided by the terms of the Stockholders Agreement





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
without redeeming or otherwise acquiring all or any other issued and outstanding shares of the Series A Preferred (such acquisition, a "Special Redemption"). Except with respect to any Special Redemption, if less than all of the issued and outstanding shares of Series A Preferred is to be redeemed pursuant to this Section 4, the Corporation shall determine the number shares held by each holder of such series to be redeemed as hereinafter provided. The number of shares of Series A Preferred to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares of Series A Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series A Preferred, then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred, then issued and outstanding.

                 (e) Notice of Redemption. Notice of the redemption of shares of Series A Preferred pursuant to Section 4(a) of this Part III, specifying the time and place of redemption and the Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the stock records of the Corporation not less than 10 Business Days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred to be redeemed for which notice was validly sent. Such notice shall also specify the number of shares of Series A Preferred of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder thereof without cost to such holder.

                 (f) Dividends After Redemption Date. Unless the Redemption Price is not made available on the Redemption Date to the holder of a share of Series A Preferred, then from and after the Redemption Date, such share of Series A Preferred shall not be entitled to any dividends accruing after such date, all rights of the holder of such share of Series A Preferred as a stockholder of the Corporation by reason of the ownership of such share of Series A Preferred shall cease, except the right to receive the Redemption Price of such share of Series A Preferred upon the presentation and surrender of the certificate representing such share of Series A Preferred and such share of Series A Preferred shall not after such date be deemed to be outstanding for any purpose.

         (5)     Liquidation Rights.

                 (a) Preference. Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Series A Preferred shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of Common Stock or any other Junior A Stock, an amount per share of Series A Preferred, in cash, equal to the Preferred Liquidation Value of such shares as of the date of final distribution. Such assets shall be distributed ratably among the shares of Series A Preferred.





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
                 (b) Preferences are not Participating. After the payment to the holders of the shares of Series A Preferred of the full preferential amounts provided for in Section 5 of this Part II the holders of shares of Series A Preferred shall have no right or claim to any of the remaining assets of the Corporation.

                 (c) Mergers, etc. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

         SIXTH:   So long as the 399 Stockholders have the right to designate directors under the Stockholders Agreement, and are designating such directors,
(x) the Corporation (and each of its subsidiaries shall not enter into a Significant Transaction without a prior Affirmative Board Vote (as such terms are defined in the Stockholders Agreement), and (y) at least one 399 Director is required to be in attendance at any meeting of the Board of Directors in order for a quorum to exist.

         SEVENTH: The Corporation expressly elects not to be governed by
Section 203 of the GCL.

         EIGHTH: The total number of directors which shall constitute the whole board of directors shall be determined in accordance with the By-Laws of the Corporation, but shall not be less than two (2) nor more than nine (9).

                 (a) Unless and to the extent that the By-Laws so provide, election of directors need not be by written ballot.

                 (b) The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

         NINTH:   Except as otherwise required by the Delaware General
Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Section 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.





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